Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-216016) of MabVax Therapeutics Holdings, Inc. of our report, which includes an explanatory paragraph relating to MabVax Therapeutics Holdings, Inc.'s ability to continue as a going concern, dated March 1, 2017, related to our audits of the consolidated financial statements of MabVax Therapeutics Holdings, Inc., as of December 31, 2016 and 2015 and for the years then ended.  We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP
San Diego, California
May 8, 2017